Exhibit 99.1

Media contact: J&J Global Media Relations Media-relations@its.jnj.com	Investor contact: Jess Margevich investor-relations@its.jnj.com
For immediate release
Johnson & Johnson Completes Acquisition of Firefly Bio, Inc. to Advance Next-Generation Oncology Innovation

•Broadens capabilities in targeting pan-KRAS and other drivers of hard-to-treat cancers
•Adds novel degrader antibody conjugate platform designed to address key limitations of existing therapies
•Advances leadership in next-generation antibody engineering to accelerate oncology innovation

NEW BRUNSWICK, NJ (July 29, 2026) – Johnson & Johnson (NYSE: JNJ) today announced the successful completion of its acquisition of Firefly Bio, Inc., a biotechnology company advancing its proprietary Firelink™ degrader antibody conjugate (DAC) platform, for $1 billion in cash. The Firelink™ DAC platform expands Johnson & Johnson’s oncology portfolio and advances its ambition to develop targeted therapies for some of the most prevalent and difficult-to-treat solid tumors, including KRAS-driven cancers, where patients continue to face significant unmet need1.

With the close of the transaction, Johnson & Johnson further deepens its capabilities in next-generation antibody engineering and broadens its strategy for tackling complex tumor biology. The Firelink™ DAC platform is designed to deliver highly selective protein degraders directly to cancer cells, enabling targeted activity while preserving healthy tissue—a key limitation of many current treatment approaches.

“The completion of this acquisition marks an important step in advancing new approaches to better address difficult-to-treat solid tumors,” said John Reed, M.D., Ph.D., Executive Vice President, Innovative Medicine, Research & Development, Johnson & Johnson. By bringing together Firefly Bio’s differentiated technology with our deep expertise in oncology and antibody engineering, we are well positioned to accelerate the development of more precise and effective therapies. We are excited to welcome the talented Firefly Bio team to Johnson & Johnson as we continue this work together.”

Johnson & Johnson is at the forefront of oncology therapies
Anchored in decades of oncology leadership, Johnson & Johnson is redefining standards of care and expanding what is possible for people living with cancer. Integrating Firefly Bio’s capabilities further strengthens this commitment, enabling new approaches to address some of the most challenging solid tumors, including those driven by KRAS.

About the agreement
The transaction will be accounted for as an asset acquisition, resulting in an in-process research and development charge of approximately $1 billion in the third quarter of 2026. Johnson & Johnson expects the transaction to dilute adjusted operational earnings per share and adjusted earnings per share by approximately $0.46 in 2026 and approximately $0.08 in 2027. Please refer to the Current Report on Form 8-K furnished to the SEC on the date of this press release for updated full year 2026 guidance.

About Johnson & Johnson
At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow and profoundly impact health for humanity.

Learn more at https://www.jnj.com/ or at www.innovativemedicine.jnj.com. Follow us @JNJInnovMed.

Caution Concerning Forward-Looking Statements:
1 https://www.sciencedirect.com/science/article/pii/S1535610826000103#bib19

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding the acquisition of Firefly Bio, Inc. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: the potential that the expected benefits and opportunities of the acquisition may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; economic conditions, including currency exchange and interest rate fluctuations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; and trends toward health care cost containment. In addition, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate Firefly Bio, Inc. as well as the ability to ensure successful development and regulatory approval of Firefly Bio, Inc. programs. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson’s most recent Annual Report on Form 10-K, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in Johnson & Johnson’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com, www.investor.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.
Non-GAAP Financial Measures
This press release includes adjusted operational earnings per share and adjusted earnings per share, which represent non-GAAP financial measures. Johnson & Johnson believes that providing these non-GAAP financial measure enhances the company’s and investors’ understanding of our financial performance. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The most directly comparable GAAP measure to adjusted operational earnings per share and adjusted earnings per share is earnings per share, or EPS. The Company is not providing reconciliations to EPS, however, because Johnson & Johnson does not provide GAAP financial measures on a forward-looking basis as the company is unable to predict with reasonable certainty the ultimate outcome of adjusted items, such as legal proceedings, unusual gains and losses, acquisition-related expenses, and purchase accounting fair value adjustments without unreasonable effort. These items are uncertain, depend on various factors, and could be material to Johnson & Johnson’s results computed in accordance with GAAP.

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